UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): September 25, 2007 (September 18, 2007)

Monarch Staffing, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-49915	88-0474056
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd #120,
(Address of principal executive offices)

(949) 260-0150
(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 18, 2007, we appointed William Comte as a member of our Board of Directors.  Our Board of Directors has determined that Mr. Comte will qualify as “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Mr. Comte, age 54, is the chairman, chief executive officer and president (since 2002) of AccentCare, Inc., a home healthcare company.  Prior to AccentCare, Mr. Comte served as chief executive officer of several for-profit and not-for-profit healthcare systems. He also has experience in the workers' compensation area, where he was chief operating officer of Concentra. Prior to that, he founded and was chief executive officer and president of Premier Practice Management, a physician practice management company.   Mr. Comte received a Masters of Business Administration degree from the University of Miami, Florida, a Bachelors of Science degree in Business from Villanova University, and is a graduate of the Duke Endowment program in Hospital Administration.

As a member of our Board of Directors, Mr. Comte will receive cash compensation of $2,500 per quarter.  In addition, we have granted to Mr. Comte an option to purchase 100,000 shares of our common stock at exercise prices equal to $0.0055 per share.  The option vested 20% upon grant and thereafter 10% for eight quarters with full vesting upon a change in control

Item 9.01.  Financial Statements and Exhibits

Exhibit No.	Description

10.1	Idemnification Agreement with William Comte

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Staffing, Inc.
a Nevada corporation

Date: September 25, 2007	By:	/s/ Quang X. Pham
Name:Quang X. Pham
Title: Chief Executive Officer